Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Raphael Gross

203-682-8253

investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Preliminary Sales Results

for the Fourth Quarter and Full Year 2019

Company to Host Fireside Chat at the 22nd Annual ICR Conference on January 14th

SYRACUSE, N.Y. – (BUSINESS WIRE) – January 13, 2020 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today reported preliminary sales results for the fourth quarter and full year 2019. The Company also announced that it would host a fireside chat at the 22nd Annual ICR Conference tomorrow morning at 10:00 AM ET.

For the Fourth Quarter of 2019 versus the Fourth Quarter of 2018:

▪	Total restaurant sales increased 29.2% to $397.6 million (including $73.6 million in restaurant sales from the restaurants acquired in the Cambridge acquisition completed in the second quarter of 2019) from $307.8 million in the prior year quarter;
▪	Comparable restaurant sales for the Company’s Burger King restaurants increased 2.0% compared to a 2.7% increase in the prior year quarter, or an increase of 4.7% on a two-year stacked basis;
▪	Comparable restaurant sales for the Company’s Popeyes restaurants increased 21.2% compared to same-store sales under previous ownership in the prior year quarter; and
▪	Promotions and discounts were 19.0% of the Company’s comparable Burger King restaurant sales compared to 26.6% in the prior year quarter.

For the Full Year 2019 versus the Full Year 2018:

▪	Total restaurant sales increased 23.2% to $1,452.5 million (including $193.1 million in restaurant sales from the Cambridge acquisition completed in the second quarter of 2019) from $1,179.3 million in the prior year;
▪	Comparable restaurant sales for the Company’s Burger King restaurants increased 2.2% compared to a 3.8% increase in the prior year, or an increase of 6.0% on a two-year stacked basis; and
▪	Comparable restaurant sales for the Company’s Popeyes restaurants increased 11.9% compared to same-store sales under previous ownership in the prior year.

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “Although comparable sales decelerated in November and December versus October, we are encouraged by the continued strength of the Impossible Whopper, the Popeyes Chicken Sandwich, and the muted discount environment throughout the fourth quarter as compared to the comparable prior year period. We lapped the highest level of 2018 discounting during November and December, which resulted in more modest comparable sales growth in the fourth quarter of 2019 than in the prior year quarter.”

Accordino continued, “Looking ahead, we are optimistic about the compelling 2020 marketing initiatives at both Burger King and Popeyes and expect to realize margin improvement at the acquired Cambridge restaurants throughout this year as we complete the integration of these restaurants and fully implement our operational best practices, improve controls over sales, and optimize food and labor expenditures. We believe that Carrols is well-positioned to benefit from two world-class brands with significant scale advantages and a supportive franchisor partner as we execute on growth opportunities across multiple attractive markets.”

ICR Conference Participation

Carrols will participate in a fireside chat at the 22nd Annual ICR Conference at the Grande Lakes Orlando Resort in Florida tomorrow morning, Tuesday, January 14, 2020, at 10:00 AM ET.

Investors and interested parties may listen to a webcast of this discussion by visiting www.carrols.com under the tab “Investor Relations” or directly through the ICR Conference website at www.icrconference.com.

About the Company

Carrols is one of largest restaurant franchisees in the United States, and currently operates 1,100 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,035 BURGER KING® restaurants and also operating 65 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

About the ICR Conference

The ICR Conference is a unique platform where public and private company management teams, institutional investors, sell-side research analysts, investment bankers, private equity professionals and select media connect and network with one another as the year begins. The event is one of the largest investment conferences of the year, featuring presentations by more than 170 public and private companies, with attendance regularly exceeding 2,500. For more information please visit www.icrconference.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.